Exhibit 10.1

SETTLEMENT AGREEMENT AND GENERAL RELEASE

THIS SETTLEMENT AGREEMENT and GENERAL RELEASE (the “Agreement”), made and effective for all purposes and in all respects as of April 1, 2016, by and between Science Applications International Corporation, (“EMPLOYER”) and John Hartley (“EMPLOYEE”), (collectively, “the parties.”)

WHEREAS, EMPLOYER AND EMPLOYEE have agreed that EMPLOYEE’s employment with EMPLOYER will terminate on October 7, 2016;

WHEREAS, from July 1, 2016 through and including October 7, 2016, EMPLOYEE will be on a paid leave, but will be available for any and all projects assigned by EMPLOYER;

WHEREAS, the parties seek to resolve all potential claims or causes of action which could be asserted by or against either party, and even though the parties deny the basis of any and all such potential claims or causes of action if any such existed, the parties desire that the EMPLOYEE’s employment end with a settlement and release;

WHEREAS, EMPLOYER has agreed to provide certain consideration to EMPLOYEE, as specified below, in return for this Agreement;

WHEREAS, EMPLOYEE has made commitments and promises of acknowledged value to EMPLOYER; and

WHEREAS, each party to this Agreement has made the decision and determination that it or he has sufficient information necessary to enter into and execute this Agreement.

NOW, THEREFORE, in consideration of the agreements, covenants, releases, and obligations contained herein and other valuable consideration, including the continuing employment of EMPLOYEE from July 1, 2016 through October 7, 2016, and Severance Payments, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

1.Termination of Employment.

A.

EMPLOYER and EMPLOYEE agree that, effective October 7, 2016, EMPLOYEE’s employment with EMPLOYER will terminate.  The parties further agree that from July 1, 2016 through and including October 7, 2016, EMPLOYEE shall be on paid leave status (hereinafter “Consulting Leave”), for all time during which EMPLOYEE is not engaged in the performance of services for or on behalf of EMPLOYER, in accordance with paragraph 3 herein. (This period of paid leave, from July 1, 2016 through October 7, 2016 shall hereinafter be referred to as the “Consulting Leave Period.”)

B.

Except in the event of termination for “cause,” and provided EMPLOYEE executes the Second Release, the form of which is attached hereto as Appendix A, if EMPLOYER terminates EMPLOYEE’s employment prior to October 7, 2016, EMPLOYER agrees to pay to EMPLOYEE, within ten (10) business days of such termination an amount sufficient to provide EMPLOYEE on an after-tax basis (1) all compensation and benefits (including without limitation the weekly salary and benefits for the Consulting Leave Period, as set forth in paragraph 3; (2) the severance payments set forth in paragraph 4 herein, under the same terms and conditions specified in paragraph 4, as if EMPLOYEE’s employment had continued through October 7, 2016; and (3) the cash equivalent of any and all amounts EMPLOYEE would have earned from the vesting of restricted stock units and stock options in which EMPLOYEE would have vested had his employment not been terminated before October 7, 2016, as set forth in paragraph 4 herein, subject to the same terms and conditions as provided in paragraph 4.  In the event EMPLOYER terminates EMPLOYEE’s employment for “cause,” EMPLOYEE shall not be entitled to any severance payments pursuant to this Agreement and shall only be entitled to those wages, including Comprehensive Leave and benefits that EMPLOYEE has earned and accrued prior to termination. “Cause” means employment-related dishonesty, fraud, violation of the SAIC Code of Conduct, misconduct, disclosure or misuse of confidential information, or other conduct that is likely to cause significant injury to EMPLOYER, its affiliates or subsidiaries, or any of its or their respective employees, officers or directors (including, without limitation, commission of a felony or similar offense), in each case as determined in the sole discretion of EMPLOYER or a court of law or arbitrator. “Cause” shall not require that a civil judgment or criminal conviction has been entered against EMPLOYEE, or a guilty plea shall have been made by EMPLOYEE, regarding any of the matters referred to in the previous sentence.  Accordingly, EMPLOYER shall be entitled to determine “cause” based on EMPLOYER’s good faith belief.  If EMPLOYEE is criminally charged with a felony or similar offense, that shall be a sufficient, but not a necessary, basis for such belief.

2.Officer Status.    The parties agree that effective July 1, 2016, EMPLOYEE will no longer serve as a Section 16 officer or an executive officer of EMPLOYER.

3.Consulting Leave Compensation.

A.

Subject to EMPLOYEE signing this Agreement, during his Consulting Leave, EMPLOYER will continue to pay to EMPLOYEE the gross weekly salary EMPLOYEE currently earns (Ten Thousand Eight Hundred and Sixty-Five Dollars ($10,865.00)) (the “Weekly Salary”). EMPLOYEE will also continue to be eligible for benefits under the same terms and conditions as in effect on the date of execution of this Agreement. Notwithstanding anything to the contrary, EMPLOYER’s benefits may change in the future, and EMPLOYEE will be eligible to participate in applicable future benefits, as may be provided by EMPLOYER to similarly situated employees.  The Weekly Salary and any benefits to which EMPLOYEE is entitled under this Agreement shall be paid on a W- 2 basis and shall be subject to all required withholdings and statutory deductions.

B.

The parties agree that during his Consulting Leave, EMPLOYEE shall continue to earn and accrue Comprehensive Leave in accordance with EMPLOYER’s Comprehensive Leave policy.  During the Consulting Leave Period between July 1, 2016 and October 7, 2016, for any time that EMPLOYEE does not perform services for or on behalf of EMPLOYER, the parties agree that EMPLOYEE will record his time and receive compensation as paid leave.  EMPLOYEE will be compensated by EMPLOYER for all earned and accrued Comprehensive Leave that remains unused on October 7, 2016, in a lump sum payment.

4.Severance Payments.  Following the execution by EMPLOYEE of the Second Release in the form of the release attached hereto in Appendix A on termination of his employment with EMPLOYER on October 7, 2016, EMPLOYER agrees to:

A.

Pay to EMPLOYEE, on October 7, 2016, in a lump sum, a severance payment of One Million Two Hundred Eighty Seven Thousand One Hundred Twenty Six Dollars ($1,287,126.00), which is composed of the amounts set forth in Appendix B, attached hereto and incorporated herein by reference.

B.

EMPLOYER also agrees to provide EMPLOYEE with twelve (12) months of executive outplacement services, up to a maximum amount of Twenty Five Thousand Dollars ($25,000). Employee may begin using those services on a mutually agreeable date once this Agreement has been executed, and may continue to do so for up to twelve (12) consecutive months once the service provider has been engaged.

C.

Solely as a result of EMPLOYER’s agreement to allow EMPLOYEE to continue to be employed through October 7, 2016, as set forth in this Agreement, and unless terminated earlier for cause, EMPLOYEE will vest in certain equity grants.  These additional vesting opportunities provide EMPLOYEE with additional compensation (rounded to the nearest whole share) as follows:

i.	Vesting on October 4, 2016, of Thirty Thousand Four Hundred Fifty Three (30,453) stock options, granted on October 4, 2013;
ii.	Vesting on October 4, 2016, of Seven Hundred Eighty Seven (787) restricted stock units, granted on October 4, 2013;
iii.	Vesting on October 4, 2016 of Seventeen Thousand Six Hundred Ninety Nine (17,699) restricted stock units, granted on October 4, 2013.
D.

EMPLOYEE understands that pursuant to EMPLOYER’s Amended and Restated 2013 Equity Incentive Plan, any and all vested options must be exercised within 90 days of termination of employment.  Furthermore, it is understood and agreed by the parties that in the event the terms and conditions of EMPLOYER’s Amended and Restated 2013 Equity Incentive Plan differ from or conflict with the terms and conditions of this Agreement, the terms and conditions of EMPLOYER’s Amended and Restated 2013 Equity Incentive Plan shall control.

5.Non-Competition. Without the prior written consent of EMPLOYER, which consent must be signed by the Chief Executive Officer, while EMPLOYEE remains employed by EMPLOYER and for a period of one (1) year commencing on the termination of EMPLOYEE’S employment with EMPLOYER, EMPLOYEE shall not take any employment, or serve as a director, officer, consultant, advisor, agent, or in any other capacity whatsoever, directly or indirectly, with (i) Booz Allen Hamilton; CACI International, Inc.; CSRA, Inc.; Engility Holdings, Inc.; Leidos, Inc.; ManTech International Corporation; Vencore, Inc.; Vectrus, Inc.

EMPLOYEE acknowledges and agrees that, in view of his responsibilities while employed by EMPLOYER, including participation in the development of and having access to the business plans and growth strategy of EMPLOYER, employment by an entity referenced above would result in the inevitable disclosure or use of sensitive EMPLOYER information and, in view of these circumstances, the term and scope of this restrictive covenant is reasonable. EMPLOYEE further acknowledges and agrees that a violation of this restrictive covenant would cause irreparable damage to EMPLOYER and that in the event of a breach or threatened breach by EMPLOYEE, EMPLOYER would be entitled to injunctive relief, without the posting of any bond, in addition to such other relief as may be available at law or in equity.

6.Release. EMPLOYEE agrees and acknowledges that he is entitled to no other severance payments or severance benefits and that no severance payments described in paragraph 4 herein will be made unless and until EMPLOYEE has fulfilled all of his obligations under this Agreement, including signing the Release contained herein and, upon the termination of his employment on October 7, 2016, signing the Second Release, attached hereto as Appendix A. Nothing herein can or is intended to affect EMPLOYEE’s pension rights or other retirement benefits or the amount (if any) of any pension payments or other retirement benefits to which he is entitled.

Except as otherwise provided in this Agreement, and except for causes of action arising under or in connection with this Agreement, EMPLOYEE hereby absolutely, unconditionally, and forever releases, acquits, and discharges EMPLOYER and EMPLOYER’s representatives, officers, directors, employees, and agents, from any and all actions, causes of action, suits, debts, costs, expenses, damages, losses, claims, liabilities, and demands of any character, nature or kind, whether known or unknown, matured or contingent, liquidated or unliquidated, in law, equity, or otherwise, which any party ever had, now has or can, shall or may have arising from or relating to EMPLOYEE’s employment by EMPLOYER and/or the cessation of that employment.  This Settlement Agreement and General Release expressly extends to all claims based on the present and future effects of past acts of EMPLOYER The general release in this paragraph is intended specifically to include, but is not limited to, all claims or causes of action which any party could, might or may assert arising under any federal, state, or local statute or ordinance providing any remedy, including, but not limited to, claims or causes of action arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, and the Older Workers Benefit Protection Act of 1990, from the beginning of time to the date of execution of this Release.

7.Covenants, Representations and Warranties to Continue. The agreements, covenants, representations, and warranties of the parties set forth in this Agreement shall survive the date of the Agreement and the performance by the parties of any and all obligations under it. All such agreements and covenants shall be binding and enforceable against the parties bound thereby in accordance with their terms.

Notwithstanding anything contained in this Agreement to the contrary, nothing herein, expressed or implied, is intended to confer on any person or entity other than the parties hereto or their respective officers, directors, representatives, employees, agents, successors, heirs, executors, estates, and personal and legal representatives, any rights, remedies, obligations, or liabilities under, or by reason of, this Agreement.

8.Authority to Contract. Each party represents that it or he understands all the terms of this Agreement that it or he is duly authorized and permitted to enter into this Agreement on behalf of itself or himself, and that it or he enters into this Agreement voluntarily.

9.Entire Agreement.  This Agreement constitutes the final written expression of all of the agreements between the parties with respect to the subject matter hereof and is a complete and exclusive statement of those terms. EMPLOYEE agrees that no representations, promises or agreements of any kind, other than the express written terms of this Agreement, have been made to him or on his behalf by any person or entity to cause him to sign this Agreement.

10.Non-Admission.  This Agreement is made by the parties to avoid the threat of future litigation and shall never, at any time, for any purpose, be considered as an admission of liability, fault, or responsibility on the part of any party or representative thereof.  Specifically, it is understood and agreed that the payments and any other consideration referred to herein shall not be deemed to be an admission of liability by EMPLOYER.

11.Proprietary Information.  EMPLOYEE understands that EMPLOYER possesses confidential, sensitive and proprietary, non-public information (collectively, “Proprietary Information”) (as defined below) which is important to its business.  For purposes of this Agreement, “Proprietary Information” includes, but is not limited to, information about or from or related to any clients of EMPLOYER or its subsidiary(ies) or affiliate(s); information that was or will be developed, created, or discovered by or on behalf of EMPLOYER or is developed, created or discovered by EMPLOYEE while performing services; or which became or will become known by, or was or is conveyed to EMPLOYER which has commercial value in EMPLOYER’s business.  “Proprietary Information” includes, but is not limited to, trade secrets, designs, technology, know-how, works of authorship, source and object code, algorithms, processes, data, computer programs, ideas, techniques, inventions (whether patentable or not), business and product development plans, clients’ customers, customer lists and other information concerning EMPLOYER’s actual or anticipated business, research or development, personnel information, terms of compensation and performance levels of EMPLOYER’s employees, information related to EMPLOYER’s products, processes, practices, programs, strategies, suppliers, pricing, information which EMPLOYEE has received in confidence by or for EMPLOYER from any other person. “Proprietary Information” does not include information that was within EMPLOYEE’s possession or knowledge prior to it being provided or disclosed to EMPLOYEE by EMPLOYER or that is required to be disclosed in a judicial or administrative proceeding or is otherwise requested or required by law or regulation or legal authority.

At all times, both during the term of this Agreement and after its termination, EMPLOYEE agrees to keep confidential and in trust, and will not use or disclose, any Proprietary Information without the prior written consent of an officer of EMPLOYER, except as may be necessary in the ordinary course of performing the services under this Agreement.  At the termination of the Agreement, EMPLOYEE shall return to EMPLOYER all information, materials, documents, manuals, and all other printed or reproduced materials, regardless of the format, including, but not limited to, computer discs and programs, hard drives, flash drives, materials stored on a cloud or server, cell or smart phones, tablets or any other electronic device provided by EMPLOYER to EMPLOYEE, or which the EMPLOYEE uses in his employment with EMPLOYER, and all copies of such materials made by or for the benefit of EMPLOYEE.

12.Return of EMPLOYER Property. EMPLOYEE agrees to return to EMPLOYER all property provided to him by EMPLOYER, including but not limited to all computers, electronic devices, tablets, cell or smart phones, equipment, computer hardware, software and accessories, credit cards and company badge.

13.Federal Law Protections.  Notwithstanding anything contained in this Agreement to the contrary, to the extent protected by the whistleblower provisions of federal law or regulation, nothing in this Agreement prohibits EMPLOYEE from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General.  EMPLOYEE does not need the prior authorization of EMPLOYER to make any such reports or disclosures, and EMPLOYEE is not required to notify EMPLOYER that he has made such reports or disclosures. Furthermore, this Agreement is not intended to interfere with EMPLOYEE’s exercise of any protected, non-waivable right, such as those identified herein, including, specifically, EMPLOYEE’s right to file a charge with the Equal Employment Opportunity Commission or other government agency.

By entering into this Agreement, however, EMPLOYEE acknowledges that the consideration set forth herein is in full satisfaction and is inclusive of any and all amounts, including but not limited to attorneys’ fees, to which EMPLOYEE might be entitled or which may be claimed by EMPLOYEE or on EMPLOYEE’s behalf against EMPLOYER, except with respect to those claims protected by the whistleblower provisions of federal law or regulation.  With respect to all other claims, EMPLOYEE forever discharges the EMPLOYER from any liability to EMPLOYEE for any acts or omissions occurring on or before the date of EMPLOYEE’s signing of this Agreement.

14.Breach of Agreement. If the EMPLOYEE breaches his promise and files or participates in a legal proceeding based on any such released claims, except with respect to those claims protected by the whistleblower provisions of federal law or regulation, EMPLOYER’s obligation to make the payments and benefits referred to herein shall terminate immediately, and the EMPLOYEE shall (i)  repay to EMPLOYER any money paid to him pursuant to this Agreement; (ii) pay for all costs incurred by EMPLOYER, including reasonable attorneys’ fees, in defending against EMPLOYEE’s claim; and (iii) pay all other damages awarded by a court of competent jurisdiction or arbitral tribunal.

15.Non-Disparagement.  EMPLOYEE agrees that he will not disparage, debase, or demean EMPLOYER and EMPLOYER’s representatives, officers, directors, employees, and agents.  If the EMPLOYEE breaches the terms of this paragraph, EMPLOYER’s obligation to make the payments and benefits set forth herein shall terminate immediately, and the EMPLOYEE will (i) repay to EMPLOYER any money paid to him pursuant to this Agreement; (ii) pay for all costs incurred by EMPLOYER, including reasonable attorneys’ fees, in defending against EMPLOYEE’s claim; and (iii) pay all other damages awarded by a court of competent jurisdiction or arbitral tribunal.  EMPLOYER agrees that it will not disparage, debase or demean EMPLOYEE and will use reasonable efforts to ensure that its officers, directors, executives and employees do not disparage, debase or demean EMPLOYEE.  If EMPLOYER breaches the term of this paragraph, the EMPLOYER will pay for all costs incurred by EMPLOYER, including reasonable attorneys’ fees, in defending against EMPLOYEE’s claim; and pay all other damages awarded by a court of competent jurisdiction or arbitral tribunal.

16.Non-Solicitation.  Following his termination of employment on October 7, 2016, and for one (1) year thereafter, EMPLOYEE agrees that he will not directly or indirectly recruit, solicit, or hire any employee of EMPLOYER, or induce or attempt to induce any employee of EMPLOYER to terminate his/her employment with, or otherwise cease his/her relationship with, EMPLOYER. EMPLOYEE also agrees that for the same one (1) year period, EMPLOYEE will not directly solicit the business of any of the customers of EMPLOYER with whom EMPLOYEE worked directly or who were introduced by EMPLOYER.

17.Continued Availability and Cooperation.  EMPLOYEE shall cooperate fully with EMPLOYER and with EMPLOYER’s counsel in connection with any present and future actual or threatened litigation or administrative proceeding involving EMPLOYER that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of EMPLOYEE’s employment by EMPLOYER. This cooperation by EMPLOYEE shall include, but not be limited to:

A.	Making himself reasonably available for interviews and discussions with EMPLOYER’s counsel for depositions and trial testimony;
B.

If depositions or trial testimony are to occur, making himself reasonably available and cooperating in the preparation therefor as and to the extent that EMPLOYER or the EMPLOYER’s counsel reasonably requests;

C.	Refraining from impeding in any way EMPLOYER’s prosecution or defense of such litigation or administrative proceeding; and
D.	Cooperating fully in the development and presentation of EMPLOYER’s prosecution or defense of such litigation or administrative proceeding.

18.Amendment.  This Agreement may be amended or modified only by a written instrument executed by both EMPLOYEE and EMPLOYER.

19.Provisions to Survive Agreement.  The parties agree that the provisions of paragraphs 4, 5, 6, 7, 9, 10, 11, 12 and 16 shall survive the Agreement.

20.Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Virginia.

21.Arbitration. Any disputes arising under or relating to this Agreement shall be subject to arbitration pursuant to the American Arbitration Association’s Employment Arbitration Rules and Mediation Procedures, as in effect when the dispute arose.  The situs of any arbitration between the parties shall be Virginia, and the arbitrators shall have the authority to decide the issue of arbitrability.  Any such arbitration will be conducted in the Commonwealth of Virginia and will be decided in accordance with and determined by the laws of the Commonwealth of Virginia, without regard to conflicts of laws or choice of laws.

22.Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties.  The parties agree that the EMPLOYEE may not assign this Agreement, his obligations to perform services, or his right to receive any sums due thereunder without the prior written consent of the EMPLOYER, including the EMPLOYER’S successors and assigns, including any corporation or entity with which, or into which, the EMPLOYER may be merged or which may succeed to its assets or business.

23.Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience and are not part of this Agreement and shall not be used in construing it.

24.Further Assurances. Each party hereto shall execute such additional documents, and do such additional things, as may reasonably be requested by the other party to effectuate the purposes and provisions of this Agreement.

25.Miscellaneous.

A.

No delay or omission by the either party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by a party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver by that party of any right on any other occasion.

B.

In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

26.Acknowledgement. EMPLOYEE acknowledges that:

A.	He has been advised to consult an attorney prior to signing this Agreement;

B.

With respect only to claims or causes of action or potential claims or causes of action subject to the Age Discrimination in Employment Act, as amended (the “ADEA”), he has twenty-one (21) days after the date of this Agreement is provided to him to sign and deliver the signed copy of the Agreement to EMPLOYER (although he may choose to sign and deliver the Agreement sooner);

C.

With respect only to claims or causes of action or potential claims or causes of action subject to the ADEA, he has a period of seven (7) days after a signed copy of this Agreement is delivered to EMPLOYER to cancel and revoke it;

D.	With respect to all claims or causes of action or potential claims or causes of action other than those under the ADEA, this Agreement is effective and binding upon signature of all parties;
E.	He has read and fully understands all of the provisions of this Agreement, and he is knowingly and voluntarily agreeing to its terms;
F.

Should he rescind his acceptance of this Agreement as provided in sub- paragraph (C) above, with respect to claims pursuant to the ADEA, EMPLOYER has no obligation to pay any part of the settlement amount described herein.

IN WITNESS WHEREOF, EMPLOYER and EMPLOYEE, intending to be legally bound, have executed this Agreement as of the last date stated below.

Dated this 8th day of June, 2016.

WITNESS:	Science Applications International Corporation
/s/ Nazzic S. Keene	/s/ Anthony J. Moraco
	By:	Anthony J. Moraco
	Title:	Chief Executive Officer

Dated this 28th day of April, 2016.

WITNESS:	JOHN HARTLEY
/s/ Scott K. White	/s/ John R. Hartley

With respect to claims or causes of action or potential claims or causes of actions pursuant to the Age Discrimination in Employment Act, as amended, I understand that I have twenty-one (21) days to consider the offer made to me in this Agreement. My signature below affirms that I have knowingly and voluntarily elected to shorten that period.

Dated this 28th day of April, 2016.

WITNESS:	JOHN HARTLEY
/s/ Scott K. White	/s/ John R. Hartley

APPENDIX A

SECOND RELEASE

FOR GOOD AND VALUABLE CONSIDERATION received by JOHN HARTLEY (“EMPLOYEE”) from Science Applications International Corporation, (“EMPLOYER”), the receipt of which is hereby acknowledged, and in accordance with the SETTLEMENT AGREEMENT AND GENERAL RELEASE entered into between the parties on or about October 7, 2016 (the “Agreement”), which Agreement is incorporated herein by reference and made a part hereof, and except in each case for causes of action arising under or in connection with the foregoing Agreement and this Second Release, EMPLOYEE hereby absolutely, unconditionally, and forever releases, acquits, and discharges EMPLOYER and EMPLOYER’s representatives, officers, directors, employees, and agents, from any and all actions, causes of action, suits, debts, costs, expenses, damages, losses, claims, liabilities, and demands of any character, nature or kind, whether known or unknown, matured or contingent, liquidated or unliquidated, in law, equity, or otherwise, which any party ever had, now has or can, shall or may have arising from or relating to EMPLOYEE’s employment by EMPLOYER and/or the cessation of that employment. This release expressly extends to all claims based on the present and future effects of past acts of EMPLOYER. The general release in this paragraph is intended specifically to include, but is not limited to, all claims or causes of action which any party could, might or may assert, or which any personal representative, successor, heir or assign of EMPLOYEE hereafter can, shall or may have, against EMPLOYER arising under any federal, state, or local statute or ordinance providing any remedy, including, but not limited to, claims or causes of action arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, and the Older Workers Benefit Protection Act of 1990, from the beginning of time to the date of execution of this Release.

EMPLOYEE acknowledges that:

A.	he has been advised to consult an attorney prior to signing this Agreement;
B.

With respect only to claims or causes of action or potential claims or causes of action subject to the Age Discrimination in Employment Act, as amended (the “ADEA”), he has twenty-one (21) days after the date of this Agreement is provided to him to sign and deliver the signed copy of the Agreement to EMPLOYER (although he may choose to sign and deliver the Agreement sooner);

C.

With respect only to claims or causes of action or potential claims or causes of action subject to the ADEA, he has a period of seven (7) days after a signed copy of this Agreement is delivered to EMPLOYER to cancel and revoke it;

D.	With respect to all claims or causes of action or potential claims or causes of action other than those under the ADEA, this Agreement is effective and binding upon both parties;
E.	He has read and fully understands all of the provisions of this Agreement and he is knowingly and voluntarily agreeing to its terms;
F.

Should he rescind his acceptance of this Agreement as provided in sub- paragraph (C) above, with respect to claims pursuant to the ADEA, EMPLOYER has no obligation to pay any part of the settlement amount described herein.

IN WITNESS WHEREOF, EMPLOYEE, intending to be legally bound, has executed this Release as of the date stated below.

With respect to claims or causes of action or potential claims or causes of actions pursuant to the Age Discrimination in Employment Act, as amended, I understand that I have twenty-one (21) days to consider this Release.  My signature below affirms that I have knowingly and voluntarily elected to shorten that period.

DATED this ___________th day of ___________, 2016.

WITNESS:	JOHN HARTLEY

APPENDIX B

CALCULATION OF SEVERANCE

Current base	$565,000
	X 1.25
	$706,250

STI	$451,637	(Average of 3 years)
	X 1.25
	$564,546

Benefits[1]	$13,064
	X 1.25
	$16,330

TOTAL	$1,287,126

1 Based on estimated annual health & welfare benefits costs.